Exhibit 99.1

Celsion Announces Appointment of Michael H. Tardugno to Executive Chairman of the Board of Directors

LAWRENCEVILLE, N.J. – October 7, 2014 /PRNewswire/ -- Celsion Corporation (NASDAQ: CLSN) announced that the Board of Directors has appointed Michael H. Tardugno, the Company’s President and CEO, to the additional position of Executive Chairman of the Board. Mr. Tardugno’s appointment is consistent with the Board’s previously established succession plan and follows the passing of Max E. Link, Ph.D. which was announced earlier today. At the direction of Mr. Tardugno, the Nominating Committee of the Board of Directors has begun the process to identify qualified candidates to fill the vacancy on the Company’s Board.

Mr. Tardugno joined Celsion on January 3, 2007 as President and Chief Executive Officer and was elected to the Board of Directors on January 22, 2007. Under his leadership, Celsion has been positioned as a leading drug development company with its first drug candidate, ThermoDox®, in a global Phase III Study of primary liver cancer. The Company’s recent acquisition of EGEN, a clinical stage nucleic acid therapeutics company, completes its transition to a fully integrated biotechnology company with additional research interests in some of cancer’s globally most important forms. Before joining Celsion, Mr. Tardugno served as Senior Vice President and General Manager of Mylan Technologies, a subsidiary of Mylan, Inc. from 2005 to 2007. Prior to Mylan, his career in general management included Executive Vice President of Songbird Hearing, Inc., a medical device company spun out of Sarnoff Corporation.  From 1995 to 1998, he held the position of Senior Vice President of Technical Operations Worldwide for a division of Bristol-Myers Squibb. Prior to Bristol-Myers Squibb, he held the position of Senior Vice President of World-wide Technology Development and Manufacturing with Bausch & Lomb and increasingly senior executive positions with Abbott Laboratories.

About Celsion Corporation

Celsion is a fully-integrated oncology company focused on developing a portfolio of innovative cancer treatments, including directed chemotherapies, immunotherapies and RNA- or DNA-based therapies. The Company's lead program is ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, currently in Phase III development for the treatment of primary liver cancer. The pipeline also includes EGEN-001, a DNA-based immunotherapy for the localized treatment of ovarian and brain cancers.  Celsion has three platform technologies for the development of novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies, including TheraPlas™, TheraSilence™ and RAST ™.  For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data, particularly in small subgroups that are not statistically significant; FDA and regulatory uncertainties and risks; the significant expense, time, and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses or the possible failure to make such acquisitions or licenses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Celsion's periodic reports and prospectuses filed with the Securities and Exchange Commission.  Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Celsion Investor Contact
Jeffrey W. Church
Sr. Vice President and CFO

609-482-2455
jchurch@celsion.com